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                             ASSOCIATED BANC-CORP
                                 EXHIBIT (21)
                        Subsidiaries of the Corporation

The following bank subsidiaries are national banks and are organized under the laws of the United States:

Associated Bank, N.A.
Associated Bank Green Bay, N.A.
Associated Bank Lakeshore, N.A.

The following bank subsidiaries are state banks and are organized under the laws of the State of Wisconsin:

Associated Bank Madison
Associated Bank Milwaukee
Associated Bank North

The following bank subsidiary is a state bank and is organized under the laws of the State of Illinois:

Associated Bank Chicago
Associated Bank Gladstone-Norwood

The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:

Associated Acquisitions Corporation
Associated Commercial Finance, Inc.
Associated Commercial Mortgage, Inc.
Associated Financial Center, Ltd.
Associated Investment Services, Inc.
Associated Leasing, Inc.
Associated Mortgage, Inc.
Associated Realty, Inc.
Associated Trust Co., Inc.
F&R Properties, Ltd.
Vantage Insurance Agency, Inc.

The following non-bank subsidiaries are organized under the laws of the State of Illinois:

Associated Illinois Banc-Corp
GN Realty, Inc.
Great Northern Mortgage Company
Independent Mortgage Associates, Inc.
The Mortgage Man Company

The following non-bank subsidiary is organized under the laws of the State of
Arizona:

Banc Life Insurance Corporation

The following non-bank subsidiaries are organized under the laws of the State of Nevada:

ASBC Investment Corp - Green Bay
ASBC Investment Corp - Lakeshore
ASBC Investment Corp - Madison
ASBC Investment Corp - Milwaukee
ASBC Investment Corp - Neenah
ASBC Investment Corp - North